EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

ARCHER-DANIELS-MIDLAND COMPANY

June 30, 2007

	Organized Under Laws of	Ownership

ADM Worldwide Holdings LP (A)	Cayman Islands	100
ADM Europe BV (B)	Netherlands	100
ADM Canadian Holdings BV (C)	Netherlands	100
ADM Agri-Industries Company (D)	Canada	100
ADM Ireland Holdings Ltd. (E)	Ireland	100
ADM Global Cocoa Holdings Ltd. (F)	Cayman Islands	100

(A) ADM Worldwide Holdings LP owns ADM Europe BV and seventeen subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(B) ADM Europe BV owns ADM Canadian Holdings BV, ADM Ireland Holdings Ltd. and one hundred thirty-one subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(C) ADM Canadian Holdings BV has one subsidiary company, ADM Agri-Industries Company.

(D) ADM Agri-Industries Company has fifteen subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(E) ADM Ireland Holdings Ltd. has twenty subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

(F) Global Cocoa Holdings, Ltd. has seven subsidiary companies whose names have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

The names of eighty-five domestic subsidiaries and twenty-three international subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.